Exhibit 10.2

FOURTH AMENDMENT
TO
TECHNOLOGY LICENSE AGREEMENT

This FOURTH AMENDMENT TO TECHNOLOGY LICENSE AGREEMENT (this “Amendment”) is effective as of July 7th, 2018, by and between OMS INVESTMENTS, INC., a Delaware corporation having offices at 10250 Constellation Blvd., Suite 2800, Los Angeles California 90067 (“OMS”), and AEROGROW INTERNATIONAL, INC., a Nevada corporation having offices at 6075 Longbow Dr., Suite 200, Boulder, Colorado 80301 (“AeroGrow”).  OMS and AeroGrow are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Parties are parties to that certain Technology License Agreement dated as of April 22, 2013 (as amended and supplemented, the “Technology License Agreement”); and

WHEREAS, the Parties wish to amend the Technology License Agreement as set forth below.

NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1. Capitalized Terms.  Any capitalized term used but not defined in this Amendment has the meaning set forth in the Technology License Agreement.

2. Waiver.  AeroGrow hereby agrees to waive any breach of Section 2.1 of the Technology License Agreement resulting from the action(s) of OMS or its Affiliates to the extent that such action(s) by OMS or its Affiliates would not have constituted a breach of the Technology License Agreement had such action(s) occurred following the execution of this Amendment.

3. License Grant.  Section 2.1 of the Technology License Agreement is hereby amended and restated in its entirety as follows:

2.1. License Grant

(a)          Subject to the terms and conditions of this Agreement, OMS hereby grants to AeroGrow an exclusive license under the Hydroponic IP to make, use, sell, distribute, offer to sell, and import Licensed Products in the Territory during the Term of this Agreement; provided that (i) with respect to Lighting Products, the foregoing license grant shall not be exclusive and (ii) with respect to Large-Sized Products, the foregoing license grant shall be restricted to marketing, sales and distribution through the DTC Channel.  AeroGrow further agrees that it will not make, use, sell, distribute, offer to sell or import any products having a footprint (or potential footprint) of 1.5 square feet or larger in any channels specifically targeted to hydroponic growers, regardless of whether such products utilize Hydroponic IP.

(b)          Notwithstanding the foregoing license grant in Section 2.1(a) and without limitation, OMS reserves the right for OMS and its Affiliates and contractors to use (i) the Hydroponic IP for Research Purposes and to develop, make, have made, use, offer to sell, sell, and distribute Large-Sized Products and/or Lighting Products, and (ii) U.S. Patent 8,261,486 with respect to any products.

4. Ratification.  Except as otherwise modified by this Amendment, all of the terms and conditions of the Technology License Agreement are hereby ratified and shall remain in full force and effect.

5. Counterparts.  This Amendment may be executed in multiple counterparts.

6. Merger.  The Technology License Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to its subject matter and supersedes all previous amendments and addenda, and all previous or contemporaneous negotiations, commitments and writings with respect to such subject matter.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized representatives as of the date hereof.

OMS INVESTMENTS, INC. By: Name: Title: Date:	AEROGROW INTERNATIONAL, INC. By: Name: Title: Date: